Exhibit 21.1
SUBSIDIARY LIST
Subsidiary of USCB Financial Holdings, Inc.:
U.S. Century Bank, a Florida chartered banking corporation.
Subsidiary of U.S. Century Bank:
Florida Peninsula Title LLC